UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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    Definitive Proxy Statement

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    Soliciting Material Pursuant to § 240.14a-12

CRANE CO.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CRANE CO. 100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

March 10, 2006

DEAR CRANE CO. SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of the Shareholders of Crane Co., to be held at 10:00 a.m. Eastern Daylight Time on Monday, April 24, 2006 in the Elm Meeting Room in The Westin Stamford, One First Stamford Place, Stamford, Connecticut.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our 2005 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the Internet address or the toll-free telephone number on the proxy card.

Sincerely,
R.S. EVANS Chairman of the Board

CRANE CO.
100 FIRST STAMFORD PLACE
STAMFORD, CONNECTICUT 06902

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2006

March 10, 2006

To the Shareholders of Crane Co.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the Shareholders of Crane Co. will be held in the Elm Meeting Room in The Westin Stamford, One First Stamford Place, Stamford, Connecticut on Monday, April 24, 2006 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect four directors to serve for three-year terms until the Annual Meeting of Shareholders in 2009, and one director to serve for a two-year term until the Annual Meeting in 2008;

2.	To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 2006;

3.	To consider and act upon a proposal submitted by a shareholder concerning adoption of the MacBride Principles in reference to the Company's operations in Northern Ireland; and

4.	To transact such other business as may properly come before the meeting in connection with the foregoing or otherwise.

The Board of Directors has fixed the close of business on February 28, 2006 as the record date for the purpose of determining shareholders entitled to notice of and to vote at the meeting or any adjournment. A complete list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 100 First Stamford Place, Stamford, Connecticut.

In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the Internet address or the toll-free telephone number set forth on the enclosed proxy card.

By Order of the Board of Directors,
AUGUSTUS I. DUPONT Secretary

IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE WRITE FOR YOUR CARD OF ADMISSION TO THE CORPORATE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.

CRANE CO.
100 FIRST STAMFORD PLACE
STAMFORD, CONNECTICUT 06902

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2006

The enclosed proxy is solicited by the Board of Directors of Crane Co. (the "Company") for use at the Annual Meeting of Shareholders to be held in the Elm Meeting Room in The Westin Stamford, One First Stamford Place, Stamford, Connecticut, on Monday, April 24, 2006, at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof. The enclosed proxy, when properly executed and received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated, the proxy will be voted for each nominee named herein for election as a director, for the proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 2006, and against the shareholder proposal concerning the MacBride Principles. If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the discretion of the person or persons holding the proxy. A shareholder may revoke a proxy at any time before the vote is taken, either by written notice to the Company, by submitting a new proxy or by personal ballot at the meeting.

Shareholders of record may vote by using the toll-free number listed on the proxy card as an alternative to using the written form of proxy. The telephone voting procedure is designed to authenticate votes cast by use of a Personal Identification Number. Alternatively, shareholders of record may vote their proxy via the Internet at the website www.eproxyvote.com/cr. Both procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by counsel that these procedures are consistent with the requirements of applicable law. Specific instructions to be followed by any shareholder of record interested in voting by telephone or via the Internet are set forth on the enclosed proxy card.

The date on which this proxy statement and enclosed form of proxy are first being sent to the Company's shareholders is on or about March 10, 2006.

Outstanding Shares and Required Votes.    As of the close of business on February 28, 2006, the record date for determining shareholders entitled to vote at the Annual Meeting, the Company had issued and outstanding 60,919,131 shares of Common Stock, par value $1.00 per share ("Common Stock"). Each share of Common Stock is entitled to one vote at the meeting. Four directors of one class, and one director of another class, will be elected by a plurality vote of the holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. The approval of auditors and of the shareholder proposal require the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions may be specified as to all proposals to be brought before the meeting other than the election of directors.

Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters ("broker non-votes"). The NYSE has advised the Company that member firms of the NYSE may vote without specific instructions from beneficial owners on the election of directors and the approval of auditors.

With regard to the election of directors, votes may be cast in favor or withheld, and the four persons receiving the highest number of votes for terms ending 2009, and the one person receiving the highest number of votes for a term ending 2008, will be elected as directors of the Company. As to the approval of auditors and the shareholder proposal, abstaining from voting certain shares will have the effect of a negative vote. Broker non-votes do not count as votes cast for or against the proposal, and therefore will not affect the outcome of the voting at the meeting.

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of thirteen members divided into three classes. At the Annual Meeting four directors are to be elected to hold office for three-year terms until the Annual Meeting in 2009 and until their successors are elected and qualified, and one director is to be elected to hold office for a two-year term until the Annual Meeting in 2008 and until his successor is elected and qualified. Dwight Minton, who has been a Director of the Company since 1983, has chosen to retire and is not standing for reelection. The enclosed proxy will be voted for election of the five nominees named in the following table, each of whom currently serves as a director. The election of all five nominees has been proposed by the Nominating and Governance Committee and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such nominee, if any, as may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

Set forth below for each of the nominees for election and for each of those directors whose term will continue are such person's age, position with the Company, period of service as a director of the Company, business experience during the past five years, directorships in other public companies and shareholdings in the Company as of February 28, 2006.

Common Shares Beneficially Owned (1)
Nominees to be Elected for Terms to Expire in 2009
DONALD G. COOK	624
Age 59; Director since August 2005. General, United States Air Force (Retired). Commander, Air Education and Training Command, Randolph Air Force Base, San Antonio, TX from December 2001 to August 2005. Vice Commander, Air Combat Command, Langley Air Force Base, Hampton, VA from June 2000 to December 2001. Vice Commander, Air Force Space Command, Peterson Air Force Base, Colorado Springs, CO from July 1999 to June 2000. Other directorships: Burlington Northern Santa Fe Corporation, Precision Turbine Aviation, LLC.
R. S. EVANS	955,510
Age 61; Director since 1979. Chairman of the Board of the Company since April 2001. Chairman and Chief Executive Officer of the Company from 1984 to 2001. Other directorships: HBD Industries, Inc., Huttig Building Products, Inc.
ERIC C. FAST	1,770,919
Age 56; Director since 1999. President and Chief Executive Officer of the Company since April 2001. President and Chief Operating Officer of the Company from September 1999 to April 2001. Other directorships: Convergys Corporation.
DORSEY R. GARDNER	43,978
Age 63; Director from 1982 to 1986 and since 1989. President, Kelso Management Company, Inc., Boston, MA (investment management). General Partner, Hollybank Investments, L. P., and Thistle Investments, L. P., Miami, FL (private investment funds). Other directorships: Huttig Building Products, Inc.

Common Shares Beneficially Owned (1)
Nominee to be Elected for a term to Expire in 2008
RONALD F. MCKENNA	170
Age 65; Director since January 2006. Retired December 2005 as Chairman, and December 2004 as President and Chief Executive Officer, of Hamilton Sundstrand Corporation, a subsidiary of United Technologies Corporation, Hartford, CT (high technology products and services for building and aerospace industries), positions he had held since June 1999. Other directorships: Advanced Power Technology, Inc.
Directors Whose Terms Expire in 2008
E. THAYER BIGELOW, JR.	62,191
Age 64; Director since 1984. Managing Director, Bigelow Media, New York, NY (investment in media and entertainment companies) since September 2000 and Senior Advisor, Time Warner Inc., New York, NY (a media and entertainment company) since October 1998. Other directorships: Adelphia Communications Corp., Huttig Building Products, Inc., Lord Abbett & Co. Mutual Funds (42 funds).
JEAN GAULIN	28,940
Age 63; Director from 1995 to 1999 and since 2001. Retired Chairman, President and Chief Executive Officer of Ultramar Diamond Shamrock Corporation, San Antonio, TX (petroleum refining and marketing). Chairman, President and Chief Executive Officer, Ultramar Diamond Shamrock Corporation, January 2000 to December 2001. Other directorships: Bombardier Recreational Products, Inc., National Bank of Canada, Rona, Inc., Saputo Inc.
CHARLES J. QUEENAN, JR.	24,586
Age 75; Director since 1986. Senior Counsel since 1995 and prior thereto, Partner, Kirkpatrick & Lockhart Nicholson Graham LLP, Pittsburgh, PA (attorneys at law). Other directorships: Teledyne Technologies Incorporated, Water Pik Technologies, Inc.
Directors Whose Terms Expire in 2007
KAREN E. DYKSTRA	6,470
Age 47; Director since 2004. Chief Financial Officer of Automatic Data Processing, Inc. ("ADP"), Roseland, NJ (provider of computerized transaction processing, data communications and information services) since January 2003. Vice President-Finance of ADP since July 2001. Corporate Controller of ADP from October 1998 to July 2001.
RICHARD S. FORTÉ	44,088
Age 61; Director since 1983. Retired. Chairman, Forté Cashmere Company, South Natick, MA (importer and manufacturer) from January 2002 to April 2004. President, Dawson Forté Cashmere Company (importer) from 1997 to 2001. Other directorships: Huttig Building Products, Inc.

Common Shares Beneficially Owned (1)
WILLIAM E. LIPNER	17,544
Age 58; Director since 1999. Chairman and CEO, Insight Express, Inc., Stamford, CT (online marketing research services) since April 2005. Executive Vice Chairman, Taylor Nelson Sofres, PLC, London, England (market research services) from July 2003 to May 2004. Chairman and Chief Executive Officer, NFO WorldGroup, Inc., Greenwich, CT (marketing information research services worldwide) for more than five years prior to July 2003.
JAMES L. L. TULLIS	19,450
Age 58; Director since 1998. Chief Executive Officer, Tullis-Dickerson & Co., Inc., Greenwich, CT (venture capital investments in the health care industry) since 1986. Other directorships: Viacell, Inc.

(1)	As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, which includes stock options exercisable within 60 days. No director except Mr. R. S. Evans and Mr. E. C. Fast beneficially owns more than 1% of the outstanding shares of Common Stock. See Beneficial Ownership of Common Stock by Directors and Management, page 10.

The Board of Directors met eight times during 2005. Two of such meetings included an executive session without management present, presided over by R.S. Evans, Chairman of the Board. The Company's Corporate Governance Guidelines require the non-management directors of the Company to meet in executive session without management on a regularly scheduled basis, but not less than two times a year. The Chairman of the Board presides at such executive sessions, unless such person is a member of management, in which case the presiding person at executive sessions rotates on an annual basis among the chairmen of the Nominating and Governance Committee, the Audit Committee and the Management Organization and Compensation Committee. If the designated person is not available to chair an executive session, then the non-management directors select a person to preside. Each director attended over 85% of the Board and Committee meetings held in the period during which he or she was a director and Committee member.

In addition, it is Company policy that each of our directors attend the Annual Meeting. All of our directors with the exception of Mr. Queenan were in attendance at the 2005 Annual Meeting.

Committees of the Board.    The Board of Directors has established an Executive Committee, an Audit Committee, a Nominating and Governance Committee and a Management Organization and Compensation Committee. Copies of all of the Committee charters are available at the Company's website at www.craneco.com/investors/corporate_governance.cfm. Copies are also available in print upon request to the Company, addressed to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902.

The Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained, did not meet in 2005. The Executive Committee may exercise any of the powers of the Board of Directors, except for (i) approving an amendment of the Company's Certificate of Incorporation or By-Laws, (ii) adopting an agreement of merger or sale of substantially all of the Company's assets or dissolution of the Company, (iii) filling vacancies on the Board or any committee thereof or (iv) electing or removing officers of the Company.

The Audit Committee, which consists of directors who meet the independence and expertise requirements of the NYSE, met nine times in 2005 (including four meetings by conference telephone to review quarterly financial information) with the Company's management, internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of their audits. The Audit Committee is the Board's principal agent in fulfilling legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company. Refer to page 22 for the Audit Committee's report.

The Board of Directors has determined that Ms. Dykstra is an "audit committee financial expert" as defined in regulations of the Securities and Exchange Commission. In addition, all of the members of the Audit Committee qualify as "independent" under the provisions of Section 301 of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission thereunder.

The duties of the Nominating and Governance Committee include developing criteria for selection of and identifying potential candidates for service as directors of the Company, policies regarding tenure of service and retirement for members of the Board of Directors and responsibility and oversight of corporate governance matters. The Nominating and Governance Committee met four times in 2005.

The duties of the Management Organization and Compensation Committee include coordinating the annual evaluation of the Chief Executive Officer, recommending to the Board of Directors all actions regarding compensation of the Chief Executive Officer, review of the compensation of other officers and business unit presidents, review of director compensation, administration of the EVA Incentive Compensation Plan and Stock Incentive Plan, review and approval of significant changes or additions to the compensation policies and practices of the Company and review of management development and succession planning policies. The Management Organization and Compensation Committee met four times in 2005. Refer to page 16 for the Management Organization and Compensation Committee's report.

The memberships of committees during 2005 were as follows:

Executive Committee:

•	E. T. Bigelow, Jr.

•	R. S. Evans (Chairman)

•	E. C. Fast

•	D. C. Minton

Audit Committee:

•	K. E. Dykstra

•	R. S. Forté

•	D. R. Gardner

•	J. Gaulin

•	C. J. Queenan, Jr. (Chairman)

Nominating and Governance Committee:

•	E. T. Bigelow, Jr.

•	J. Gaulin (Chairman)

•	D. C. Minton

•	C. J. Queenan, Jr.

Management Organization and Compensation Committee:

•	E. T. Bigelow, Jr. (Chairman)

•	D. G. Cook

•	D. R. Gardner

•	W. E. Lipner

•	D. C. Minton

•	J. L. L. Tullis

Each of the members of the Audit Committee, the Nominating and Governance Committee and the Management Organization and Compensation Committee is independent under applicable NYSE rules.

Standards for Director Independence.    The Nominating and Governance Committee has reviewed whether any of the directors or nominees for director of the Company, other than the management directors, has any relationship that, in the opinion of the Committee, (i) is material (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and, as such, reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a director or (ii) would otherwise cause such person not to qualify as an "independent" director under the NYSE rules or, in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the rules promulgated thereunder. The determinations of the Nominating and Governance Committee were reviewed and approved by the Board of Directors.

The standards set forth below were adopted to assist the Nominating and Governance Committee and the Board in making a determination of director independence. The following relationships, absent special circumstances, would preclude a director from qualifying as an independent director:

•	being a director who is or was an employee, or whose immediate family member is or was an executive officer, of the Company other than as an interim Chairman or CEO, unless at least three years have passed since the end of such employment relationship.

•	being a director who is or was within the past three years an executive officer or an employee, or whose immediate family member is or was within the past three years an executive officer, of an organization (other than a charitable organization) that in any of the last three completed fiscal years made payments to, or received payments from, the Company for property or services, if the amount of such payments exceeded the greater of $1 million, or 2% of such organization's consolidated gross revenues.

•	being a director who has received, or whose then living immediate family member has received, direct compensation from the Company, if the director is a member of the Audit Committee or the amount of such direct compensation received during any of the preceding three years has exceeded $100,000 per year, excluding (i) director and committee fees and pension and other forms of deferred compensation for prior services (so long as such compensation is not contingent in any way on continued service); (ii) compensation received as interim Chairman or CEO; or (iii) compensation received by an immediate family member for service as a non-executive employee of the Company.

•	being a director who is a current partner of or employed by, or whose immediate family member is a current partner of or an employee who participates in audit, assurance or tax compliance (but not tax planning) at, a firm that is the internal or external auditor of the Company, or who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit at that time.

•	being a director who is or was employed, or whose immediate family member is or was employed, as an executive officer of another organization where any of the Company's present executive officers serves on that organization's compensation committee, unless at least three years have passed since the end of such service or the employment relationship.

•	being a member of a law firm, or a partner or executive officer of any investment banking firm, that has provided services to the Company, if the director is a member of the Audit Committee or the fees paid in any of the last three completed fiscal years or anticipated for the current fiscal year exceed the greater of $1 million or 2% of such firm's consolidated gross revenues.

The existence of any relationship of the type referred to above, but at a level lower than the thresholds described therein, will not, if entered into in the ordinary course of business, preclude a director from being independent. The Nominating and Governance Committee and the Board will review all relevant facts and circumstances before concluding that a relationship is not material or that a director is independent.

The Nominating and Governance Committee and the Board have determined that all of the Company's directors other than Messrs. Evans and Fast are independent in accordance with the foregoing standards. Mr. Evans serves as non-executive Chairman of the Board pursuant to an agreement under which he received $400,000 in each of 2002 and 2003, and $100,000 in each of 2004 and 2005 and has been deemed an employee of the Company during such period. Mr. Fast serves as President and Chief Executive Officer of the Company. In reaching their determination regarding the independence of Mr. Queenan, the Committee and the Board noted that Mr. Queenan is a senior counsel of Kirkpatrick & Lockhart Nicholson Graham LLP, and that the Company paid that firm approximately $17.3 million for legal services in 2005, but considered that Mr. Queenan retired as a partner of Kirkpatrick & Lockhart Nicholson Graham LLP in 1995 and that he has not been a member of that firm or had any interest in its profits for more than three years. In reaching their determination regarding the independence of Ms. Dykstra, who is Chief Financial Officer of Automatic Data Processing, Inc., the Committee noted that the Company paid Automatic Data Processing, Inc. approximately $647,000 for payroll processing and shareholder communication services in 2005 in a series of arm's-length transactions, and that the amount and nature of such transactions were not likely to affect the independence of Ms. Dykstra's judgment.

The Company's Standards for Director Independence, along with its Corporate Governance Guidelines and Code of Ethics, which applies to the Company's directors and to all officers and other employees, are available to any shareholder or other interested person on the Company's website at www.craneco.com/investors/corporate_governance.cfm.

Director Nominating Procedures.    The Company's Corporate Governance Guidelines provide that the Board should generally have from nine to twelve directors, a substantial majority of whom must qualify as independent directors under the listing standards of the NYSE. Criteria for Board membership take into account skills, expertise, integrity, diversity and other qualities which are expected to enhance the Board's ability to manage and direct the business and affairs of the Company. In general, nominees for director should have an understanding of the workings of large business organizations such as the Company and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. A director who serves as the Company's Chief Executive Officer should not serve on more than two public company boards in addition to the Board, and other directors should not sit on more than four public company boards in addition to the Board. The members of the Audit Committee should not serve on more than two other audit committees of public companies.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. In this process, the Committee will consider potential candidates proposed by other members of the Board, by management or by shareholders, and the Committee has the sole authority to retain a search firm to assist in this process, at the expense of the Company.

Nominations by Shareholders.    In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must supply the following information:

•	the name and business address of the proposed candidate;

•	qualifications to be a director of the Company;

•	a description of what would make such person a good addition to the Board;

•	a description of any relationships that could affect such person's qualifying as an independent director, including identifying all other public company board and committee memberships;

•	a confirmation of such person's willingness to serve as a director if selected by the Nominating and Governance Committee and nominated by the Board;

•	the name of the shareholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership; and

•	any information about the proposed candidate that would, under the federal proxy rules, be required to be included in the Company's proxy statement if such person were a nominee, including, without limitation, the number of shares of Company common stock beneficially owned by such candidate.

Any shareholder recommendation for next year's annual meeting, together with the information described above, must be sent to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902 and, in order to allow for timely consideration, must be received by the Corporate Secretary no earlier than December 25, 2006, and no later than January 24, 2007.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Thereafter, if the Committee determines that the candidate has potential, a more in-depth consideration would be undertaken. Generally, if the person expresses a willingness to be considered and to serve on the Board, and the Committee believes that the candidate has the potential to be a good candidate, the Committee would seek to gather information from or about the candidate, review the person's accomplishments and qualifications in light of any other candidates that the Committee might be considering, and, as appropriate, conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments. The Committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Shareholder Communications with Directors.    The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Company "c/o Corporate Secretary" at 100 First Stamford Place, Stamford, CT 06902. To communicate with any of our directors electronically, shareholders should use the following email address: adupont@craneco.com.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary's office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or email is addressed.

Compensation of Directors.    The Company's standard retainer payable to each non-employee director is $50,000 per annum (as of the 2006 Annual Meeting, $65,000). Pursuant to the Non-Employee Director Stock Compensation Plan, non-employee directors receive, in lieu of cash, shares of Common Stock of the Company (rounded to the nearest ten shares) with a market value equal to 50% of the standard annual retainer. The other 50% of the annual retainer is paid in cash. All directors who are not employees of the Company, of whom there are currently 11, participate in the plan. The shares are issued each year as of the date of the Company's annual meeting, are forfeitable if the director ceases to remain a director until the Company's next annual meeting, except in the case of death, disability or change in control, and may not be sold for a period of five years or until such earlier date as the director leaves the Board. In April 2005 each non-employee director received 940 restricted shares of Common Stock pursuant to the plan. The Chairman of the Board does not participate in the Non-Employee Director Stock Compensation Plan.

In addition, under the Non-Employee Director Stock Compensation Plan an option to purchase 2,000 shares of Common Stock is granted to each non-employee director as of the date of each annual meeting of shareholders. Each such option has an exercise price equal to the fair market value at the date of grant, has a term of 10 years and vests 50% after one year, 75% after two years and 100% after three years from the date of grant. On April 25, 2005 each non-employee director other than Mr. Queenan received an option to purchase 2,000 shares at an exercise price of $26.61 per share. Mr. Queenan elected to continue to participate in the Crane Co. Retirement Plan for Non-Employee Directors (see description below), and therefore does not receive any stock option grants under the Non-Employee Director Stock Compensation Plan.

Non-employee directors also receive $2,000 for each Board meeting attended. Non-employee members of the Executive Committee receive a supplemental annual retainer of $2,000. Members of other committees receive $2,000 for each committee meeting attended, and committee chairmen receive a supplemental annual retainer of $10,000 for the Audit Committee and $7,500 for the Management Organization and Compensation Committee and the Nominating and Governance Committee.

The Crane Co. Retirement Plan for Non-Employee Directors provides for a benefit upon retirement at or after age 65 equal to the participant's annual retainer in effect at the time service terminates, payable for a period of time equal to the number of years the participant has served on the Board and not as an employee. After two years of service, participants are 50% vested in benefits payable, and after each full year of service thereafter, participants are vested in an additional 10%. In the event of death, disability or change in control, participants are automatically 100% vested and, in the case of a change in control, a minimum of seven years of retirement benefits is payable. Additionally, a participant leaving the Board after a change in control would be entitled to receive, in lieu of installment payments, a lump sum cash payment such that the participant will retain, after all applicable taxes, the actuarial equivalent of the benefits payable under the plan. A former director may receive his benefits prior to age 65 on an actuarially reduced basis. The plan is unfunded and benefits thereunder are payable from the Company's general assets, either in the form of a joint and survivor annuity or, if the director so elects upon reaching age 55, in the form of a survivor annuity should the director die while in service. The Retirement Plan for Non-Employee Directors was terminated as to active directors when the Non-Employee Director Stock Compensation Plan was approved by shareholders in April 2000, but Mr. Queenan has elected to continue his participation in the Retirement Plan in lieu of any option grants under the Stock Compensation Plan. Former Crane Co. directors will continue to receive their retirement benefits under the Retirement Plan.

Share Ownership Guidelines for Directors.    The Board of Directors has adopted share ownership guidelines which require each director to hold shares of Common Stock having a fair market value not less than five times the annual retainer payable to such director. A director must have attained such ownership level on the later of February 23, 2006 or the fifth anniversary of the director's first election as a director.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND MANAGEMENT

To focus management attention on growth in shareholder value, the Company believes that officers and key employees should have a significant equity stake in the Company. It therefore encourages its officers and key employees to increase their ownership of and to hold Common Stock through the Stock Incentive Plan and the Savings and Investment Plan, as discussed in the report of the Management Organization and Compensation Committee on page 16. Directors also receive 50% of their annual retainer in restricted stock issued under the Non-Employee Director Stock Compensation Plan. The beneficial ownership of Common Stock by the non-executive directors, the executive officers named in the Summary Compensation Table, all other executive officers as a group and all directors and executive officers of the Company as a group as of February 28, 2006 is as follows:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)						Percent of Class
		Shares Owned Directly		Shares Under Restricted Stock Plans (2)	Stock Options Exercisable Within 60 Days	Shares in Company Savings Plan (401(k))	Total Shares Beneficially Owned
Common Stock	E. T. Bigelow	28,851		940	32,400	—	62,191	0.10%
	D. G. Cook	4		620	—	—	624	0.00%
	K. E. Dykstra	3,030		940	2,500	—	6,470	0.01%
	R. S. Evans	434,230		—	510,225	11,055	955,510	1.50%
	E. C. Fast	119,023		260,055	1,390,280	1,561	1,770,919	2.78%
	R. S. Forté	14,448		940	28,700	—	44,088	0.07%
	D. R. Gardner	12,138		940	30,900	—	43,978	0.07%
	J. Gaulin	19,500		940	8,500	—	28,940	0.05%
	W. E. Lipner	4,604		940	12,000	—	17,544	0.03%
	R. F. McKenna	—		170	—	—	170	0.00%
	D. C. Minton	28,647		940	48,000	—	77,587	0.12%
	C. J. Queenan	23,646		940	—	—	24,586	0.04%
	J. L. L. Tullis	5,210		940	13,300	—	19,450	0.03%
	A. I. duPont	39,627		44,746	348,140	2,273	434,786	0.68%
	E. M. Kopczick	18,418		41,029	155,633	9,225	224,305	0.35%
	M. H. Mitchell	2,285		24,667	30,000	398	57,350	0.09%
	T. M. Noonan	35,081		26,410	59,154	2,977	123,622	0.19%
	J. R. Vipond	—		10,000	50,000	176	60,176	0.09%
	Other Executive Officers (5 persons)	102,631		51,835	85,236	21,902	261,604	0.41%
	Total - Directors and Executive Officers as a Group (23 persons)	891,373	(3)	467,992	2,804,968	49,567	4,213,900	6.61%

(1)	As determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934.

(2)	Subject to forfeiture if established performance and/or service conditions are not met.

(3)	Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of the Company, page 11); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 674,715 shares of Common Stock held in trusts for the pension plans of the Company and certain subsidiaries, which shares may be voted and disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. duPont, Ms. Kopczick and one other executive officer, Mr. G. A. Dickoff, are trustees of The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 28, 2006, 4,643 other employees of the Company held 1,892,521 shares of Common Stock in the Crane Co. Savings and Investment Plan and 662 shares of Common Stock in the Crane Co. Union Employees Savings and Investment Plan, resulting in a total of 6,107,083 shares of Common Stock beneficially owned by directors, officers and employees, or 9.6% of the outstanding shares as of February 28, 2006.

PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth the ownership by each person who owned of record or was known by the Company to own beneficially more than 5% of its Common Stock on February 28, 2006.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Crane Fund (1) 100 First Stamford Place Stamford, CT 06902	7,778,416		12.8%
Common Stock	GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	4,445,024	(2)	7.3%
Common Stock	J.P. Morgan Chase & Co. 270 Park Avenue New York, NY 10017	3,830,562	(3)	6.3%

(1)	The Crane Fund is a charitable trust managed by trustees appointed by the Board of Directors of the Company. The incumbent trustees are G.A. Dickoff, A.I. duPont, and E. M. Kopczick, all of whom are executive officers of the Company. Pursuant to the trust instrument, the shares held by the trust are voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its charitable purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

(2)	As reported in a Schedule 13F filed February 13, 2006. According to such Schedule 13F, 3,269,024 of such shares are owned by GAMCO Investors, Inc., which has sole voting authority with respect to 3,039,124 of such shares, shared voting authority with respect to 2,700 of such shares, and no voting authority with respect to 227,200 of such shares; Gabelli Funds, Inc. owns and has sole voting authority with respect to 1,160,000 of such shares; and Gabelli Securities, Inc. owns and has sole voting authority with respect to 16,000 of such shares.

(3)	As reported in a Schedule 13F filed February 14, 2006. According to such Schedule 13F, J.P. Morgan Chase & Co. has sole voting authority with respect to 2,956,407 of such shares, shared voting authority with respect to 805,855 of such shares, and no voting authority with respect to 68,300 of such shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation for each of the last three completed fiscal years paid to the Company's Chief Executive Officer, each of the four most highly paid executive officers other than the Chief Executive Officer who were serving as executive officers at December 31, 2005, and one individual (Mr. Mitchell) who served as an executive officer during 2005 but was no longer in such position at December 31, 2005.

	Annual Compensation				Long-Term Compensation
Name	Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($) (2)	Restricted Stock Award ($) (3)	Securities Underlying Options/ SARs (#)	All Other Compensation ($) (4)
E.C. Fast	2005	850,000	910,881	95,630	2,372,400	130,000	11,120
President and Chief	2004	832,320	761,391	54,038	1,959,000	160,000	10,593
Executive Officer	2003	816,000	546,276	46,766	625,200	180,000	7,932

A.I. duPont	2005	286,867	297,057	23,431	527,200	30,000	7,651
Vice President General	2004	273,207	227,926	16,652	391,800	30,000	7,114
Council & Secretary	2003	267,850	163,883	18,050	245,454	40,000	6,969

J.R. Vipond	2005	258,257	266,989	1,750	148,550	100,000	5,303
Vice President, Finance
and Chief Financial Officer (5)

E.M. Kopczick	2005	193,156	258,126	19,711	316,320	30,000	7,393
Vice President, Human	2004	187,530	183,997	10,918	391,800	30,000	6,879
Resources	2003	178,600	137,974	8,749	171,149	40,000	6,600

T.M. Noonan	2005	204,237	184,105	15,499	316,320	20,000	7,423
Vice President, Taxes	2004	198,288	143,087	12,578	261,200	20,000	6,908
	2003	194,400	107,288	13,185	240,936	20,000	6,435

M.H. Mitchell	2005	270,400	284,575	10,083	395,400	30,000	7,263
Group President, Fluid Handling (6)	2004	210,833	408,664	3,000	326,500	20,000	3,223

(1)	Represents the amounts paid to the named executives under the Corporate EVA Incentive Compensation Plan (see Part B of the Report on Executive Compensation by the Management Organization & Compensation Committee on page 14) and, in the case of Mr. Mitchell, a sign-on bonus of $200,000 in 2004. After giving effect to such payments, the account balances under such Plan for the named executives were as follows: E.C. Fast $291,805; A.I. duPont $192,529; J.R. Vipond $85,991; E.M. Kopczick $245,869; T.M. Noonan $163,998; and M.H. Mitchell $121,961.

(2)	Amounts include the aggregate amount of dividends paid on shares of restricted stock, which are paid at the same rate as on all other shares of Common Stock.

(3)	Amounts shown are the fair market value at date of grant of shares of restricted stock awarded to the named executive officers with time-based vesting conditions. Such shares will vest in accordance with various schedules over a period of five years (for grants in 2003) or three years (for grants in 2004 and 2005) from the date of grant if the executive continues in the employ of the Company or upon his or her earlier death or permanent disability or upon a change-in-control of the Company. In the case of Messrs. Fast and duPont and Ms. Kopczick, these include shares of restricted stock to provide retirement benefits that would have been earned by them under the Company's qualified pension plan but for the application of certain limits imposed by the Internal Revenue Code (see Part C of the Report on Executive Compensation by the Management Organization and Compensation Committee on page 15). Such shares will vest 10 years after the date of grant, or upon reaching age 65; for Mr. Fast, shares vest upon early retirement after 10 years of service, or, upon earlier retirement, vest on a prorated basis and are payable on the 10th anniversary of Mr. Fast's date of hire, i.e. September 27, 2009. Dividends are paid on all restricted stock at the same rate as other shares of Common Stock and are reported in the column "Other Annual Compensation" of the Summary Compensation Table.

The shares of restricted stock held by each of the named executive officers and the aggregate fair market value thereof at December 31, 2005 were as follows:

Name	Restricted Stock # of Shares	Aggregate Fair Market Value
E.C. Fast	204,455	$7,190,682
A.I. duPont	51,180	$1,800,001
J.R. Vipond	5,000	$175,850
E.M. Kopczick	42,913	$1,509,250
T.M. Noonan	33,849	$1,190,469
M.H. Mitchell	21,667	$762,028

(4)	Amounts include the Company's matching contribution for eligible employees for the purchase of Common Stock in the Company's Savings & Investment Plan (401(k)) (in 2005, Mr. Fast, $7,000, Mr. duPont, $7,000, Mr. Vipond, $4,200, Ms. Kopczick, $7,000, Mr. Noonan, $7,000, and Mr.Mitchell, $7,000); and premiums for life insurance (in 2005, Mr. Fast, $4,120, Mr. duPont, $651, Mr. Vipond, $1,103, Ms. Kopczick, $393, Mr. Noonan, $423, and Mr. Mitchell, $263).

(5)	Mr. Vipond joined the Company as Vice President, Finance and Chief Financial Officer on March 10, 2005.

(6)	Mr. Mitchell joined the Company as Vice President, Operational Excellence in March 2004. He became Group President of the Company's Fluid Handling division, ceasing to be an executive officer of Crane Co., in April 2005.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year (1)	Exercise or Base Price $/Share (2)	Expiration Date	Grant Date Present Value ($) (3)
E.C. Fast	130,000	10.74%	26.86	1/24/2011	923,000
A.I. duPont	30,000	2.48%	26.86	1/24/2011	213,000
J.R. Vipond	100,000	8.26%	29.86	3/10/2011	800,500
E.M. Kopczick	30,000	2.48%	26.86	1/24/2011	213,000
T.M. Noonan	20,000	1.65%	26.86	1/24/2011	142,000
M.H. Mitchell	30,000	2.48%	26.86	1/24/2011	213,000

(1)	No SARs were granted.

(2)	The exercise price of options granted under the Company's Stock Option Plan were and may not be less than 100% of the fair market value of the shares on the grant date. Options granted become exercisable 50% one year, 75% two years and 100% three years after the grant and expire, unless exercised, 6 years after grant. If employment terminates, the optionee generally may exercise the option only to the extent it could have been exercised on the date his employment terminated and must be exercised within three months thereof. In the event employment terminates by reason of retirement, permanent disability or change in control, options become fully exercisable. The exercise price may be paid by delivery of shares owned for more than six months and income tax obligations related to the exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

(3)	The amounts shown for all individuals were calculated using a Black-Scholes option pricing model which derives a value of $7.10 per share for each option granted on January 24, 2005 and $8.01 per share for the option granted on March 10, 2005. The estimated values assume a risk-free rate of return of 3.53% and 4.13%, respectively for the two grants named. Both grant values assume stock price volatility of 30.74%, a dividend yield of 1.49% and an expected option duration of 4.2 years. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, and so the value realized by an executive may be more or less than the value estimated by the Black-Scholes model.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) (1)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
E.C. Fast	0	0	1,240,280	255,000	14,671,010	1,951,800
A.I. duPont	19,518	261,063	322,640	55,000	3,291,986	437,800
J.R. Vipond	0	0	—	100,000	—	531,000
E.M. Kopczick	0	0	125,573	55,000	1,431,464	437,800
T.M. Noonan	29,222	326,236	121,432	35,000	1,030,209	265,100
M.H. Mitchell	0	0	10,000	40,000	18,600	267,900

(1)	No SARs were held at December 31, 2005.

(2)	Computed based upon the difference between aggregate fair market value at December 30, 2005, the last trading day for the year, and aggregate exercise price.

Performance Graph

The following performance graph compares the total return to shareholders of a hypothetical investment of $100 in each of Crane Co. Common Stock, the S&P 500 Index, the S&P Midcap 400 Industrial Machinery Index and the S&P Industrial Machinery Index. "Total Return" means the increase in value of the investment assuming reinvestment of all dividends during the period. Crane Co. was included in the S&P Industrial Machinery Index at all times between December 31, 2002 and December 17, 2004, and in past proxy statements we have used that index for purposes of comparison. As of December 18, 2004 Crane Co. is no longer included in the S&P Industrial Machinery Index but is included in the S&P MidCap 400 Industrial Machinery Index, and management believes that the latter index provides a more meaningful comparison. In accordance with the rules of the Securities and Exchange Commission, this year both the indexes we have used in previous years and the indexes we plan to use going forward are shown on the same graph for purposes of comparison.

Companies included in the S&P MidCap 400 Industrial Machinery Index are: Crane Co.; Donaldson Co.; Flowserve Corporation; Graco Inc.; Harsco Corp.; Kennametal Inc.; Nordson Corporation; Pentair Inc.; SPX Corp.; Tecumseh Products Co.; and Timken Co. Companies included in the S&P Industrial Machinery Index are: Danaher Corporation, Dover Corporation, Eaton Corporation, Illinois Tool Works, Ingersoll-Rand Co., ITT Industries, Inc., Pall Corp. and Parker-Hannafin Corporation.

REPORT ON EXECUTIVE COMPENSATION
BY THE MANAGEMENT ORGANIZATION AND COMPENSATION
COMMITTEE OF THE COMPANY

In 2005 the Management Organization and Compensation Committee of the Board of Directors of the Company (the "Committee") maintained its previously established three-pronged approach to executive officer and key employee compensation: competitive base salaries; short and medium-term cash incentive compensation linked to measurable increases in shareholder value; and long-term incentive compensation utilizing stock options the value of which is keyed to increases in shareholder returns (through increases in the price of the Company's Common Stock) and awards of restricted Common Stock for retention purposes.

The Committee has established targets for ownership of Company Common Stock to encourage executive officers and key employees to hold a significant portion of their net worth in the Company's Common Stock, so that the future price of the Company's Common Stock will constitute a key element in their financial planning and ultimately in their net worth. The policy permits executives to sell up to 50 percent of the net shares realized upon an option exercise or vesting of restricted stock, while retaining at least 50 percent of such net shares in order to meet the stock ownership guidelines. Once such guidelines are met the policy permits executives to sell any shares held above the required ownership guidelines. The ownership guidelines for executive officers are expressed as a multiple of base salary, ranging from a multiple of one, for salaries up to $125,000, to a multiple of five, for salaries above $500,000.

A. Base Salaries.    In 2005 the base salaries of the Company's executive officers and other key managers were reviewed and adjusted where appropriate to reflect promotions and other changes in duties as well as competitive market conditions. The Committee believes the Company's base salaries are sufficiently competitive to attract and retain qualified executive officers and key managers. Base salaries of executive officers were increased an average of 3.4% in 2005.

B. Short and Medium-Term Incentive Compensation—Focused on Economic Value Added.    The Company's annual incentive compensation program utilizes the principles of economic value added ("EVA"). EVA is defined as the difference between the return on total capital invested in the business (net operating profit after tax, or NOPAT, divided by total capital employed) and the cost of capital, multiplied by total capital employed.

The Committee believes that, compared to such common performance measures as return on capital, return on equity, growth in earnings per share and growth in cash flow, EVA has the highest correlation with the creation of value for shareholders over the long term. The program does not involve the meeting of pre-established goals, as such. Rather, the EVA during the year, in aggregate as well as the increase or decrease compared to the prior year, is the sole basis for any incentive compensation award, thereby motivating executives to focus on continuous value improvement. Awards are generally uncapped (subject to a maximum annual award of $3,000,000 to any one individual) to provide maximum incentive to create value and, because awards may be positive or negative, executives can incur penalties when value is reduced.

The key elements of the EVA formula are the cost of capital, the return on capital, the amount of capital employed in the Company, the net operating profit of the Company after tax and the prior year's EVA. Thus, the EVA formula requires the executive to focus on improvement in the Company's balance sheet as well as the income statement. Awards are calculated on the basis of year end results, and award formulas utilize both a percentage of the change in EVA from the prior year, whether positive or negative, and a percentage of the positive EVA, if any, in the current year. EVA awards for corporate executives are calculated for the Company as a whole.

EVA awards are calculated using total capital employed and NOPAT based on amounts as reported in the Company's published financial statements, except that provisions relating to the Company's asbestos liabilities are excluded. In addition, the Committee has the authority to exclude significant non-budgeted or non-controllable gains or losses from actual financial results in order to properly measure EVA. The component cost of equity is fixed by the Committee at the beginning of each year, while the cost of debt is determined on the basis of the Company's actual interest cost during the year and the blended cost of capital is reviewed and approved by the Committee following the end of the year.

If the EVA award for a particular year is positive, it is paid out to the participating executive up to the predetermined target (percentage of salary), and any excess is credited to the executive's "bank account." If the EVA award is negative, an executive may still receive a cash payment from his or her bank account up to the target bonus, before the negative EVA award is applied to the bank account. If the executive's bank account is a positive number, one-third of the account balance is also paid to the executive in cash, and the remainder of the account balance represents that individual's "equity" in the account for future years. If the account balance is negative, the executive will receive no incentive compensation payment the following year unless the EVA award is positive. Each year, the Company adds interest to a positive balance at six percent. The account is subject to forfeiture in the event an executive leaves the Company by reason of termination or resignation, but is paid in full if the executive dies, becomes disabled or retires at age 65 (or earlier at the discretion of the Committee) or upon a change-in-control of the Company. Although the program is formula driven, the Committee retains discretion to review and adjust the EVA calculation and its impact on individuals for reasonableness and to preserve its incentivizing objectives, provided that the EVA award percentages of the individuals named in the Summary Compensation Table are capped by the Committee at the beginning of the year.

C. Long-Term Incentive Compensation—Focused on Shareholder Return.    The Company has used its stock option and restricted stock plans as the foundation for a long-term stock-based incentive compensation program focused on shareholder return. The Committee believes that executive officers approach their responsibilities more like owners of the Company as their holdings of and potential to own Company Common Stock increase. This philosophy starts with the Board of Directors, whose non-employee members receive 50% of their annual retainer in Company Common Stock. As of February 28, 2006, 6.64% of the Company's Common Stock is beneficially owned by directors and executive officers. (See Beneficial Ownership of Common Stock by Directors and Management, page 10.)

(i) Stock Options.    The Stock Incentive Plan is administered by the Committee, which is authorized to grant options to key employees of the Company or any majority-owned subsidiary of the Company. Options granted become exercisable 50% one year after the grant date, 75% two years after the grant date and 100% three years after the grant date and the option price must not be less than 100% of the average fair market value on the date of grant. Options expire, unless exercised, six years (ten years for options granted prior to 2004) after grant. Because the Company's Stock Incentive Plan requires that options be granted at no less than fair market value, a gain can result only if the Company's share price increases from the date of grant. This incentive program is, therefore, directly tied to increases in shareholder value. In 2005, the Committee granted 1,210,250 stock options, with an expiration date six years after the date of grant, to the officers and key employees of the Company.

(ii) Restricted Stock.    Under the Stock Incentive Plan, the Committee may also award restricted shares of the Company's Common Stock to selected officers and key employees. The Committee has the authority to select participants and to determine the amount and timing of awards, restriction periods, market value thresholds and any terms and conditions applicable to grants. Since 1998, the Committee has awarded restricted stock only with time-vesting criteria to selected employees for long-term retention purposes. A total of 263,000 shares of restricted stock were awarded to officers and other key employees of the Company on this basis in 2005, which generally vest as to one-third of the award on the first, second and third anniversaries of the date of grant, or upon the participant's earlier death, permanent disability, normal retirement at age 65 or upon a change-in-control of the Company.

Since 1995, the Committee has also administered a program using grants of restricted stock to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies which limit the amount of compensation that can be considered for determining benefits under tax-qualified plans. Under this program, the Committee will grant from time to time to certain executive officers and key employees who have been impacted by such tax limitations amounts of restricted stock to make up that portion of the Company's retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. The Committee is of the view that the grants provide the potential to offset the tax limitations on the executive's future pension benefits, but require the recipient to look to future increases in shareholder value through stock appreciation if that objective is to be actually achieved. A total of 96,400 shares of restricted stock were granted under this program in 2005.

D. Compensation for the Chief Executive Officer.    E. C. Fast has an employment agreement, entered into in 2001 when he succeeded R. S. Evans as Chief Executive Officer. The employment agreement with Mr. Fast, the principal terms of which are described below under the caption "Other Agreements and Information," is in keeping with the Committee's view that Chief Executive Officer compensation should include a competitive base salary while emphasizing incentives closely linked to shareholder return, such as the Company's EVA Plan and significant grants of stock options, with substantial awards of time-based restricted stock for retention purposes. After considering competitive salary data for comparable industrial companies, the Committee recommended that Mr. Fast's annual base salary for 2005 be increased to $850,000, which increase was approved by the Board of Directors. Mr. Fast's 2005 incentive compensation award of $1,176,600 under the EVA Incentive Compensation Plan was calculated on the basis of a pre-established 30% participation percentage of the aggregate EVA for the Company. Of that award, $910,881 was paid to Mr. Fast, and the balance was added to his EVA bank account, which stood at $291,805 at December 31, 2005. In addition, the Committee granted to Mr. Fast options to purchase 130,000 shares of Common Stock at an exercise price of $26.86 per share, 90,000 shares of time-based restricted stock, and 5,600 shares of retirement-based restricted stock under the program described above. The Committee also approved an amendment of the vesting provisions for retirement-based restricted stock issued to Mr. Fast such that the shares vest upon early retirement (before age 65) provided he has at least 10 years of service. If Mr. Fast takes early retirement before he has 10 years of service, a pro-rated portion of such shares would vest on the tenth anniversary of his date of hire (i.e. September 27, 2009).

E. Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code limits to $1 million per employee the deductibility of compensation paid to the executive officers required to be listed in the Company's proxy statement unless the compensation meets certain specific requirements. The EVA Incentive Compensation Plan is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, the Company believes that all stock options granted under the Company's stock incentive plans will meet the requirements of Section 162(m) for deductibility. The shares of time-based restricted stock granted to offset the impact of the tax limitations on pension benefits, as well as the other time-based restricted stock awarded in 2005 as described in paragraph C above, would not satisfy the performance-based criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions would not be deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation.

Submitted by:
The Management Organization and Compensation Committee of the Board of Directors of Crane Co. E.T. Bigelow, Jr. D.G. Cook D.R. Gardner W.E. Lipner D.C. Minton J.L.L. Tullis

RETIREMENT BENEFITS

All officers of the Company, including the individuals in the Summary Compensation Table, are participants in the Company's pension plan for all eligible employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service where employment is terminated prior to normal or other retirement or death, as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

The annual pension benefits payable under the pension plan are equal to 1 2/3% per year of service of the participant's average annual compensation during the five highest compensated consecutive years of the 10 years of service immediately preceding retirement less 1 2/3% per year of service of the participant's Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less (i) reimbursements or other expense allowances; (ii) cash and noncash fringe benefits (including automobile allowances); (iii) moving expenses (including "home allowances"); (iv) deferred compensation; (v) welfare benefits; (vi) severance pay; (vii) amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of stock acquired under a qualified stock option; and (viii) amounts realized when restricted stock (or property) held by the employee is recognized in the employee's taxable income under Section 83 of the Internal Revenue Code. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus the bonus shown in the Table for the immediately preceding year.

The table below sets forth the estimated annual benefit payable on retirement at normal retirement age (age 65) under the Company's pension plan. Benefits are based on accruals through December 31, 2005 for specified salary and years of service classifications, and assume benefits to be paid in the form of a single life annuity. The amounts have not been reduced by the Social Security offset referred to above.

Pension Plan Table

Average Annual Compensation(1)	Years of Service(2)
	10	15	20	25	30	35
$150,000	$25,005	$37,508	$50,010	$62,513	$75,015	$87,518
$175,000	29,173	43,759	58,345	72,931	87,518	102,104
$200,000	33,340	50,010	66,680	83,350	100,020	116,690
$225,000	37,508	56,261	75,015	93,769	112,523	131,276
$235,000	39,175	58,762	78,349	97,936	117,524	137,111
$250,000	41,675	62,513	83,350	104,188	125,025	145,863

(1)	Commencing January 1, 1994, for the purpose of determining benefit accruals and benefit limitations under the pension plan, a participant's compensation is deemed to be limited to $150,000 indexed for inflation in future years (the "OBRA '93 Limitation"). As a result of the OBRA '93 Limitation, the covered compensation under the Company's pension plan for the foregoing individuals for the years 1994 through 1996 was limited to $150,000, then increased to $160,000 for 1997, 1998 and 1999, to $170,000 for 2000 and 2001, to $200,000 for 2002 and 2003, to $205,000 for 2004, to $210,000 for 2005 and to $220,000 for 2006.

(2)	Mr. Fast joined the Company in 1999 and has six years of service credit under the Company's pension plan. Mr. duPont joined the Company in 1996 and has ten years of service credit under the Company's pension plan. Mr. Vipond joined the Company in 2005 and has one year of service credit under the Company's pension plan. Ms. Kopczick has 26 years of service credit under the Company's pension plan, including service with a predecessor company. Mr. Noonan joined the Company in 1996 and has ten years of service credit under the Company's pension plan. Mr. Mitchell joined the Company in 2004 and has two years of service credit under the Company's pension plan.

The actual retirement benefit at normal retirement date payable pursuant to Section 235(a) of the Tax Equity and Fiscal Responsibility Act of 1982 (and subsequent to 1986 at the age at which unreduced Social Security benefits may commence pursuant to the Tax Reform Act of 1986) may not exceed the lesser of $175,000 or 100% of the officer's average compensation during his highest three consecutive calendar years of earnings (the "Tax Act Limitation"). The Tax Act Limitation may be adjusted annually for changes in the cost of living. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with the Company or 10 years of participation in the defined benefit plan.

OTHER AGREEMENTS AND INFORMATION

The Company has entered into indemnification agreements with E. C. Fast, each other director of the Company, Messrs. duPont, Vipond, Noonan and Mitchell, Ms. Kopczick, and the five other executive officers of the Company, the form of which was approved by the shareholders of the Company at the 1987 Annual Meeting. The indemnification agreements require the Company to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances thereof), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against such person arising out of services as a director, officer, employee, trustee, agent or fiduciary of the Company or for another entity at the request of the Company, and to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack thereof.

Each of the individuals named in the Summary Compensation Table (and certain other executive officers) has an agreement which, in the event of a change in control of the Company, provides for the continuation of the employee's then current base salary, bonus plan and benefits for the three-year period following the change in control. Upon termination within three years after a change in control, by the Company without cause or by the employee with "Good Reason" (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year's bonus or the average bonus paid in the three prior years, plus three times the sum of his or her annual salary and the greater of the last year's bonus or the average of the last three years' bonuses, and all accrued deferred compensation and vacation pay; employee benefits, medical coverage and other benefits also continue for three years after termination. "Good Reason" under the agreements includes, among other things, any action by the Company which results in a diminution in the position, authority, duties or responsibilities of the employee. The agreements also provide that the employee may terminate his or her employment for any reason during the 30 day period immediately following the first year after the change of control, which shall be deemed "Good Reason" under the agreement. If it is determined that any economic benefit or payment or distribution by the Company to the individual, pursuant to the agreement or otherwise (including, but not limited to, any economic benefit received by the employee by reason of the acceleration of rights under the various options and restricted stock plans of the Company) ("Payment"), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the agreements provide that the Company shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such payments, the employee will retain an amount equal to the excise tax on all the Payments. The agreements are for a three-year period, but are automatically extended annually by an additional year unless the Company gives notice that the period shall not be extended.

On January 22, 2001 the Company entered into an employment agreement with Mr. Fast pursuant to which Mr. Fast agreed to serve as President and Chief Executive Officer of the Company commencing on the date of the 2001 Annual Meeting, April 23, 2001. The employment agreement is renewable each year for one additional year unless either party gives written notice to the other, and provides for the following compensation: (i) an annual salary of no less than $650,000; (ii) participation in the EVA Incentive Compensation Plan; (iii) the grant of certain stock options in 2001 and 2002; and (iv) the grant of certain shares of restricted stock in 2001. The employment agreement also contains certain covenants of Mr. Fast concerning confidentiality, non-competition and non-solicitation of employees after termination of employment. If the Company terminates Mr. Fast's employment other than for cause, Mr. Fast would be entitled to receive a lump sum cash payment equal to two times his annual base salary plus the higher of his current EVA bank account or two times his highest EVA bonus payment in the preceding five years, all stock options would become fully vested and exercisable and all restricted stock would become fully vested and nonforfeitable.

Mr. R.S. Evans serves as non-executive Chairman of the Board pursuant to an agreement entered into in 2001 upon his retirement as Chief Executive Officer of the Company. Under this agreement as amended in April 2004, Mr. Evans receives an annual retainer of $100,000. In addition, the Company provides Mr. Evans with an office at the Company's headquarters and the use of the Company's airplane for business and personal use subject to the approval of the Company's Chief Executive Officer. The agreement has a term of three years, renewable each year for an additional year, and if the Company terminates Mr. Evans' employment other than for cause, or if Mr. Evans terminates his employment for Good Reason (as defined in the agreement) or for any reason after a change in control, Mr. Evans would be entitled to receive a lump sum cash payment equal to the full amount of his retainer through the end of the term of the agreement.

The Company has entered into time share agreements with Mr. Evans and Mr. Fast regarding personal use of the Company's aircraft, including aircraft leased by the Company from a third party operator. Under these agreements, which became effective on January 1, 2004, the Company agrees to lease the aircraft to the executive pursuant to federal aviation regulations and to provide a qualified flight crew, and the executive agrees to pay the Company for each flight an amount equal to the lesser of (i) the amount calculated for personal use of aircraft under Department of Treasury regulations or (ii) the sum of specified expenses actually incurred for such flight. During 2005, the aggregate incremental cost to the Company for personal use of such aircraft by Messrs. Evans and Fast, less amounts paid by them under the time share agreements, was $347,580 and $29,392, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

For the fiscal year ended December 31, 2005 each director and executive officer of the Company filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 on time, with the exception of one report regarding a grant of stock options and restricted stock to Mr. Tullis, which was filed one day late. To the Company's knowledge, based solely on a review of the copies of such reports furnished to it, each beneficial owner of more than 10% of the Company's Common Stock filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 in a timely manner.

OTHER TRANSACTIONS AND RELATIONSHIPS

The law firm of Kirkpatrick & Lockhart Nicholson Graham LLP, of which Mr. Queenan is senior counsel, furnished legal services to the Company in 2005. Mr. Queenan retired from Kirkpatrick & Lockhart Nicholson Graham LLP as a partner in 1995, and he no longer has any interest in the profits of the firm. The Company paid Automatic Data Processing, Inc., of which Ms. Dykstra is Chief Financial Officer, approximately $647,000 in 2005 for payroll processing and shareholder communication services, in a series of arm's-length transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Management Organization and Compensation Committee is or has ever been an officer or employee of the Company, and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Committee is an executive officer.

PRINCIPAL ACCOUNTING FIRM FEES

Set forth below is a summary of the fees paid for the years ended December 31, 2005 and 2004 to the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the "Deloitte Entities"):

	2005	2004
	($ in thousands)
Audit fees (a)	$2,969	$3,131
Audit-related fees (b)	198	514
Tax fees (c)	316	934
All other fees (d)	3	16
Total	$3,486	$4,595

(a)	Audit services consisted of: (i) audit of the Company's annual financial statements; (ii) reviews of the Company's quarterly financial statements; (iii) Sarbanes-Oxley Act, Section 404 attestation matters; and (iv) statutory and regulatory audits, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b)	Audit-related services consisted of: (i) Sarbanes-Oxley Act, Section 404 advisory services; (ii) acquisition assistance; and (iii) financial accounting and reporting consultations.

(c)	Fees for tax compliance services totaled $287 and $907 in 2005 and 2004, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Fees for tax planning and advice services totaled $30 and $27 in 2005 and 2004, respectively.

(d)	Fees for all other services billed consisted of fees for software licenses and training.

	2005	2004
Ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees and tax compliance fees	1.0%	0.9%
Percentage of non-audit services approved by the Audit Committee	100%	100%

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the "Committee") assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. All of the members of the Committee qualify as "independent" under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement confirming the absence of any relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee discussed with the auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors' independence. The Committee received a report on the quality control procedures of the independent auditors as well as the most recent peer review conducted under guidelines of the American Institute of Certified Public Accountants. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as the internal audit function's organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope. The Committee reviewed with management the risk assessment and risk management procedures of the Company.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, both with and without members of management present, discussed and reviewed the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2005, with management and the independent auditors. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company's independent auditors are responsible for performing an independent audit of the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Committee may rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

The Committee approved a policy regarding services by the Company's independent auditors, effective January 1, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors, the policy requires that a budget for such services be prepared by management and approved by the Committee at the beginning of each fiscal year, and any expenditure outside of the budget or within the approved budget but in excess of $100,000 must also be approved by the Committee in advance. Pursuant to this policy, the Committee reviewed and approved the budget for the audit and other services to be provided by Deloitte & Touche LLP in 2006. The Committee also recommended the reappointment, subject to shareholder approval, of Deloitte & Touche LLP to serve as independent auditors and the Board of Directors concurred in such recommendation.

Submitted by:
The Audit Committee of the Board of Directors of Crane Co. K.E. Dykstra R.S. Forté D.R. Gardner J. Gaulin C.J. Queenan, Jr. (Chairman)

APPROVAL OF THE SELECTION OF AUDITORS

The Board of Directors proposes and recommends that the shareholders approve the selection of the firm of Deloitte & Touche LLP as independent auditors for the Company for 2006. Deloitte & Touche LLP have been the independent auditors for the Company since 1979. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the consolidated financial statements of the Company for the current year. In accordance with the Company's practice, a member of Deloitte & Touche LLP is expected to attend the Annual Meeting, and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

SHAREHOLDER PROPOSAL REGARDING IMPLEMENTATION
OF THE MACBRlDE PRINCIPLES

The following proposal was submitted to the Company by New York City Comptroller William C. Thompson, Jr. on behalf of the New York City Employees' Retirement System (which held 78,614 shares of Company stock continuously from October 24, 2004 through October 24, 2005), the New York City Teachers' Retirement System (60,425 shares), the New York City Police Pension Fund (25,521 shares), the New York City Fire Department Pension Fund (6,733 shares), and the New York City Board of Education Retirement System (2,475 shares). Mr. Thompson's address is 1 Centre Street, New York, New York 10007-2341.

"WHEREAS, Crane Company has a subsidiary in Northern Ireland;

WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

WHEREAS, employment discrimination in Northern Ireland was cited by the International Commission of Jurists as being one of the major causes of sectarian strife;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1.	Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

2.	Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3.	The banning of provocative religious or political emblems from the workplace.

4.	All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5.	Layoff, recall, and termination procedures should not, in practice, favor particular religious groupings.

6.	The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7.	The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8.	The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9.	The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED: Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles."

Supporting Statement of New York City Comptroller

We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the MacBride Principles by Crane Company will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

Opposition Statement of the Board of Directors of the Company

The Board of Directors believes that the Company benefits by hiring from the widest available talent pool and that an employee's ability to do the job should be the primary consideration in hiring and promotion decisions, which is why the Company has a long-standing policy of providing equal opportunity employment without regard to race, color, religion, sex, national origin, citizenship status, age, disability or marital status. The Company has one subsidiary located in Northern Ireland, Crane Stockham Valve Limited ("CSVL"), and CSVL is subject to the same policy.

CSVL is subject to the Northern Ireland Fair Employment Act 1989, as amended and updated by the Fair Employment and Treatment (Northern Ireland) Order 1998 (the "Fair Employment Act"), and the Code of Practice for the Promotion of Equality of Opportunity promulgated under the Fair Employment Act. The Fair Employment Act makes religious discrimination and preferential treatment in employment illegal, and requires CSVL to monitor its work force, submit annual returns and regularly review its employment procedures. The Fair Employment Act allows the Equality Commission for Northern Ireland (formerly the Fair Employment Commission) to oversee such regular reviews and provides for the imposition of penalties against employers who are found to have discriminated on the grounds of religious or political beliefs.

As an employer with more than 10 employees in Northern Ireland, CSVL is registered under the Fair Employment Act, and thus works with the Equality Commission to further ensure that its employment procedures are not discriminatory. In addition. CSVL entered into a voluntary agreement with the Commission in October 1996 pursuant to which CSVL undertook a program of affirmative action regarding communication of equal opportunity policies and procedures, continuing to provide a working environment without intimidation or harassment, annual auditing of its employment practices and procedures and outreach measures to encourage applications from the Roman Catholic community.

In effect, the Company's policies and applicable laws endorse the same belief in equality of opportunity that is embodied in the MacBride Principles. However, the Board of Directors does not believe that it is advisable for the Company to endorse or subscribe to the MacBride Principles as set forth in the proposed resolution. By adopting the MacBride Principles, CSVL would become unnecessarily accountable to two sets of similar but not identical fair employment guidelines, which would unnecessarily burden CSVL and its management in the conduct of CSVL's business. In addition, the Board of Directors is concerned that implementation of a duplicate set of principles could lead to confusion, conflicts and, potentially, unfairness in the workplace. For the foregoing reasons, the Board of Directors believes that adoption of the MacBride Principles is not in the best interests of the Company or its shareholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST the Shareholder Proposal Regarding Implementation of the MacBride Principles.

MISCELLANEOUS

Solicitation of Proxies.    The Company will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, email and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. To aid in the solicitation of proxies, the Company has retained Georgeson Shareholder Communications, Inc., which will receive a fee for its services of $6,000 plus out-of-pocket expenses. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Incorporation by Reference.    The Report on Executive Compensation on pages 16-18, the Audit Committee Report on page 22 and the Performance Graph on page 15 of this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates either of said reports or said graph by reference and neither of the reports nor the graph shall otherwise be deemed filed under such Acts.

Next Annual Meeting; Shareholder Proposals.    The By-Laws provide that the Annual Meeting of Shareholders of the Company will be held on the second Monday in May in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2007 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before November 11, 2006. In addition, under the Company's By-Laws, if security holders intend to nominate directors or present proposals at the 2007 Annual Meeting other than through inclusion of such proposals in the Company's proxy materials for that meeting, then the Company must receive notice of such nominations or proposals no earlier than December 25, 2006 and no later than January 24, 2007. If the Company does not receive notice by that date, then such proposals may not be presented at the 2007 Annual Meeting.

Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided, or to use the Internet address or the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

By Order of the Board of Directors,
AUGUSTUS I. DUPONT Secretary

March 10, 2006

CRANE

MR A SAMPLE
DESIGNATION (IF ANY)
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C 1234567890 JNT

☐ Mark this box with an X if you have made changes to your name or address details above.

123456 C0123456789 12345

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees and FOR Proposal 2.

A Election of Directors

1. The Board of Directors recommends a vote **FOR** all nominees

Nominee	For	Withhold
01 - D. G. Cook (term expiring 2009)	☐	☐
02 - R. S. Evans (term expiring 2009)	☐	☐
03 - E. C. Fast (term expiring 2009)	☐	☐
04 - D. R. Gardner (term expiring 2009)	☐	☐
05 - R. F. McKenna (term expiring 2008)	☐	☐

B Issues

The Board of Directors recommends a vote **FOR** the following proposal

	For	Against	Abstain
2. Approval of Deloitte & Touche LLP as independent auditors for the Company for 2006	☐	☐	☐

The Board of Directors recommends a vote **AGAINST** the following proposal

	For	Against	Abstain
3. Approval of shareholder proposal concerning adoption of the MacBride Principles	☐	☐	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		/ /

1 U P X

C O Y

00ITHC

Proxy - Crane Co.

Annual Meeting of Shareholders April 24, 2006
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned does hereby appoint and constitute R. S. Evans, E.C. Fast and A.I duPont and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 28, 2006 at the Annual Meeting of Shareholders of Crane Co. to be held in the Elm Meeting Room of The Westin Stamford, One First Stamford Place, Stamford, Connecticut on Monday, April 24, 2006 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or Internet web site below.

INVESTOR INFORMATION

Visit our web site at **www.craneco.com** where you will find detailed information about the Company, its component businesses and its stock performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site.

You may automatically receive e-mail notification of Crane Co. news, the Company's SEC filings, and Crane's daily closing stock price by clicking "Email Alert Signup" at **www.craneco.com**. Once your name has been added to our distribution list, the Company will automatically e-mail you news and information as it is released.

You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327).

ELECTRONIC DELIVERY OF ANNUAL REPORT AND PROXY MATERIALS

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of future annual reports and proxy statements, you may register your authorization at **www.econsent.com/cr**. You will be required to provide your social security number, e-mail address and the account number.You can locate your account number on your stock certificate, dividend check or plan statement.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

- Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the simple instructions provided by the recorded message.

To vote using the Internet

- Go to the following web site: **www.computershare.com/expressvote**
- Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 12:00 a.m., Eastern Time, on April 24, 2006.

THANK YOU FOR VOTING